Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333- 143280

Final Term Sheet

For

Financing

of

Delcath Systems, Inc.

          By reading the information contained within this document, the recipient agrees with Delcath Systems, Inc., Canaccord Adams Inc. and ThinkEquity Partners LLC to maintain in confidence such information, together with any other non-public information regarding Delcath Systems, Inc. obtained from Delcath Systems, Inc., Canaccord Adams Inc., ThinkEquity Partners LLC, or their agents during the course of the proposed financing and to comply with the recipient’s obligations under applicable U.S. and state securities laws.

Cannacord Adams	ThinkEquity Partners LLC

          Delcath Systems, Inc. (the “Company”) has filed a registration statement (Registration No. 333-143280, including a prospectus) and, if necessary, a registration statement pursuant to Rule 462(b) under the Securities Act of 1933, as amended, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the base prospectus and any other offering documents if you request them by calling (212) 489-2100.

CONFIDENTIAL SUMMARY OF TERMS AND CONDITIONS

          This Confidential Summary of Terms and Conditions is not intended to be contractually binding, other than the cover sheet and the section entitled “Confidential Information,” and is subject in all respects (other than with respect to such section) to the execution of the Subscription Agreement.

Issuer:	Delcath Systems, Inc., a Delaware corporation (the “Company”).

Securities Offered:	Up to an aggregate of (i) 3,833,108 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), and (ii) warrants to purchase 1,916,554 shares of Common Stock (such number being 50% of the number of Shares so purchased, the “Warrants” and together with the Shares, the “Securities”), for a purchase price of $3.70 per unit (the “Offering”). The Shares and Warrants are immediately separable and will be issued separately. There is no minimum offering amount.

Warrants:	The exercise price of the Warrants shall be $4.53 per share. The Warrants shall have the rights, preferences, privileges and restrictions substantially as set forth in the Form of Warrant attached hereto.

Purchase Price:	$3.70 per unit

Use of Proceeds to Company:	We expect to use the net proceeds from the sale of the Securities to fund the continued advancement of the Company’s Phase II and Phase III clinical trials currently underway, to fund new research and development activities, and for other general corporate purposes. “Net proceeds” is what we expect to receive after we pay the placement agency fee and other estimated expenses for this Offering.

We will retain broad discretion in the allocation of the net proceeds of this Offering. Pending the uses described above, we intend to invest the net proceeds of this Offering in short-term interest-bearing securities. We cannot predict whether the proceeds will be invested to yield a favorable return.

Subscription and Closing Date:	The Company and each investor participating in the Offering (each an “Investor” and collectively the “Investors”) shall execute a Subscription Agreement in substantially the form attached hereto. It is expected that the closing of the Offering shall occur, and the Securities shall be issued to the Investors and funds paid to the Company therefor, on or about September 21, 2007 (the “Closing Date”).

Risk Factors:	The Securities offered involve a high degree of risk. See the disclosure relating to the risks affecting the Company set forth in the base prospectus included in the registration statement relating to this Offering and the documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended.

NASDAQ Capital Market Symbol:	DCTH

Confidential Information:	The recipient of this Confidential Summary of Terms and Conditions and the materials attached hereto agrees with the Company, Canaccord Adams Inc. and ThinkEquity Partners LLC to maintain in confidence this disclosed information, together with any other non-public information regarding the Company obtained from the Company, Canaccord Adams Inc., ThinkEquity Partners LLC, or their agents during the course of the proposed Offering, and to comply with the recipient’s obligations under U.S. and state securities laws.

Placement Agents:	The Company has engaged Canaccord Adams Inc. and ThinkEquity Partners LLC to act as placement agents in connection with the Offering. The placement agents will receive an aggregate fee equal to 6.0% of the gross proceeds from the sale of the Securities.

Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

Delcath Systems, Inc.
600 Fifth Avenue
23rd Floor
New York, New York 10017

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby confirms and agrees with you as follows:

1.       This Subscription Agreement (this “Agreement”) is made as of the date set forth below between Delcath Systems, Inc., a Delaware corporation (the “Company”) and the Investor.

2.       The Company has authorized the sale and issuance to certain investors of up to 3,833,108 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”) and warrants (the “Warrants” in the form attached hereto as Exhibit B) to purchase up to 1,916,554 shares of Common Stock (the “Warrant Shares”)(such number being 50% of the number of Shares so purchased) for a purchase price of $3.70 per unit (the “Purchase Price”). The Shares and Warrants are referred to collectively herein as the “Securities.” The Investor acknowledges that the Company intends to enter into subscription agreements in substantially the same form as this Agreement with certain other investors. The Investor acknowledges and agrees that there is no minimum offering amount.

3.       The offering and sale of the Securities (the “Offering”) is being made pursuant to (a) an effective Registration Statement on Form S-3, initially filed on May 25, 2007 (No. 333-143280) by the Company with the Securities Exchange Commission (the “Commission”) and any registration statement relating to the Offering and filed pursuant to Rule 462(b) under the Rules and Regulations (collectively, the “Registration Statement”), which contains the base prospectus dated May 25, 2007 (the “Base Prospectus”), (b) if applicable, certain “free writing prospectus” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended), that have or will be filed with the Commission and delivered to the Investor on or prior to the date hereof, (c) if applicable, a preliminary prospectus supplement to the Base Prospectus (together with the Base Prospectus, the “Statutory Prospectus”), and (d) a final prospectus supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Securities and terms of the Offering that will be filed with the Commission and delivered to the Investor (or made available to the Investor by the filing by the Company of an electronic version thereof with the Commission) along with the Company’s counterpart to this Agreement. The Investor hereby consents to the receipt of the Company’s Prospectus in portable document format, or PDF, via electronic e-mail. The Investor hereby confirms that it has had full access to the Base Prospectus and the Company’s periodic reports and other information incorporated by reference therein, and was able to read, review, download and print such materials.

4.       As of the Closing (as defined below) and subject to the terms and conditions hereof, the Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor (i) such number of shares of Common Stock, and (ii) such number of Warrants as is set forth on the signature page hereto (the “Signature Page”) for a purchase price of $3.70 per unit. The Investor acknowledges that the Offering is not a firm commitment underwriting and that there is no minimum offering amount. This offering will not clear directly through the

Placement Agents (as defined below) acting in such capacity. Consequently, the Investor must instruct their individual broker how to settle the transaction.

5.       The completion of the purchase and sale of the Securities (the “Closing”) shall occur at a place and time (the “Closing Date”) to be specified by the Company and the Lead Placement Agent (as defined below), and of which the Investors will be notified in advance by the Placement Agents, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the Closing, (a) the Company shall cause American Stock Transfer & Trust Company, the Company’s transfer agent, to deliver to the Investor the number of Securities set forth on the Signature Page registered in the name of the Investor, or if so indicated on the Signature Page hereto, in the name of a nominee designated by the Investor and (b) the aggregate purchase price for the Securities being purchased by the Investor will be delivered by or on behalf of the Investor to the Company via Delivery Versus Payment (“DVP”), the provisions set forth in Exhibit A hereto shall be incorporated herein by reference as if set forth fully herein.

6.       The Company has entered into a Placement Agency Agreement (the “Placement Agreement”), dated September 18, 2007 with Canaccord Adams Inc. (“Canaccord”) and ThinkEquity Partners LLC (“ThinkEquity” and together with Canaccord, the “Placement Agents”), which will act as the Company’s placement agents with respect to the Offering and receive a fee in connection with the sale of the Securities. Canaccord is acting as the lead placement agent (the “Lead Placement Agent”). The Placement Agreement contains certain representations and warranties of the Company. The Company acknowledges and agrees that the Investor may rely on the representations and warranties made by it to the Placement Agents in Section 2 of the Placement Agreement to the same extent as if such representations and warranties had been incorporated in full herein and made directly to the Investor, which shall be third party beneficiary thereof.

7.       The obligations of the Company and the Investor to complete the transactions contemplated by this Agreement shall be subject to the following:

           (a)       The Company’s obligation to issue and sell the Securities to the Investor shall be subject to: (i) the receipt by the Company of the purchase price for the Securities being purchased hereunder as set forth on the Signature Page, and (ii) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

           (b)       The Investor’s obligation to purchase the Securities will be subject to the accuracy of the representations and warranties made by the Company and the fulfillment of those undertakings of the Company to be fulfilled prior to the Closing Date, including without limitation, those contained in the Placement Agreement, and to the condition that the Lead Placement Agent shall not have: (i) terminated the Placement Agreement pursuant to the terms thereof or (ii) determined that the conditions to closing in the Placement Agreement have not been satisfied. The Investor’s obligations are expressly not conditioned on the purchase of the Securities by any or all of the other Investors that they have agreed to purchase from the Company.

8.       The Company hereby makes the following representations, warranties and covenants to the Investor:

           (a)       The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

           (b)       The Company shall (i) before the opening of trading on The NASDAQ Capital Market on the next trading day after the date hereof, issue a press release, disclosing all material aspects of the transactions contemplated hereby and (ii) make such other filings and notices in the manner and time required by the Commission with respect to the transactions contemplated hereby. Upon the issuance of the press release described in the immediately preceding sentence, the Investor will not be in receipt of any material, non-public information provided to it by the Company, its officers or directors. The Company shall not identify the Investor by name in any press release or public filing, or otherwise publicly disclose the Investor’s name, without the Investor’s prior written consent, unless required by law or the rules and regulations of any self-regulatory organization which the Company or its securities are subject.

           (c)       If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the issuance or resale of the Warrant Shares or if the Warrant is exercised via cashless exercise, the Warrant Shares issued pursuant to any such exercise shall be issued free of all legends. If at any time following the date hereof the Registration Statement (or any subsequent registration statement registering the Warrant Shares) is not effective or is not otherwise available for the sale or resale of the Warrant Shares, the Company shall immediately notify the holders of the Warrants in writing that such registration statement is not then effective and thereafter shall promptly notify such holders when the registration statement is effective again and available for the sale or resale of the Warrant Shares. The Company shall use best efforts to keep a registration statement (including the Registration Statement) registering the issuance or resale of the Warrant Shares effective during the term of the Warrants.

           (d)       The Company will file with the Commission the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified under Sections 13 and 15(d) of the Exchange Act within the time periods specified therein or in the relevant forms.

           (e)       The Company will not give the Investor any material non-public information without the prior written consent of the Investor.

9.       The Investor hereby makes the following representations, warranties and covenants to the Company:

           (a)       The Investor represents that (i) it has had full access to the Base Prospectus and the Company’s periodic reports and other information incorporated by reference therein, prior to or in connection with its receipt of this Agreement, (ii) it is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Securities, and (iii) it does not have any agreement or understanding, directly or indirectly, with any person or entity to distribute any of the Securities.

           (b)       The Investor represents and warrants to, and covenants with, the Company that (i) the Investor has answered all questions on the Signature Page for use in preparation of the Prospectus Supplement and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date and (ii) the Investor, in connection with its decision to purchase the number of Securities set forth on the Signature Page, is relying only upon the General Disclosure Package (as defined below) and the representations and warranties of the Company contained herein.

           (c)       (i) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investors herein may be legally unenforceable.

           (d)       The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Securities.

           (e)       The making, execution and performance of this Agreement by the Investor and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) the charter, bylaws or other organizational documents of such Investor, as applicable, or (ii) any law, order, rule, regulation, writ, injunction, judgment or decree of any court, administrative agency, regulatory body, government or governmental agency or body, domestic or foreign, having jurisdiction over such Investor or its properties, except for any conflict, breach, violation or default which is not reasonably likely to have a material adverse effect on such Investor’s performance of its obligations hereunder or the consummation of the transactions contemplated hereby.

           (f)       The Investor will maintain the confidentiality of all information acquired as a result of the transactions contemplated herein prior to the public disclosure of that information by the Company. Notwithstanding the foregoing, other than the existence and terms of this financing, the Investor is not in possession of any material, non-public information pertaining to the Company.

           (g)       Neither the Investor nor any person or entity acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor has, directly or indirectly, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales involving the Company’s securities) since the earlier to occur of (i) the time that the Investor was first contacted by a Placement Agent or the Company with respect to the transactions contemplated hereby and (ii) the date that is the fifth (5th) trading day prior to the date of this Agreement. “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps, “put equivalent positions” (as such term is defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers (but shall not be deemed to include the location or reservation of borrowable shares of the Company’s securities). The Investor covenants that neither it, nor any person acting on behalf of, or pursuant to any understanding with or based upon any information received from, the Investor will engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

           (h)       The Investor represents that, except as set forth below, (i) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (ii) it is not a, and it has no direct or indirect affiliation or association with any, Financial Industry Regulatory Authority (“FINRA“) member or an Associated Person (as such term is defined under the FINRA Membership and Registration Rules Section 1011) as of the date hereof, and (iii) neither it nor any group of investors (as identified in a public filing made with the Commission) of which it is a member, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

           (i)        The Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission) the Statutory Prospectus, the documents incorporated by reference therein, and any free writing prospectus (collectively, the “General Disclosure Package”), prior to or in connection with the receipt of this Agreement. The Investor acknowledges that, prior to delivery of this Agreement to the Company, the Investor will receive certain additional information regarding the Offering, including pricing information (the “Offering Information”). Such information may be provided to the Investor by any means permitted under the Act, including the Prospectus Supplement, a free writing prospectus and oral communications.

           (j)       The Investor acknowledges that no offer by the Investor to buy Securities will be accepted and no part of the Purchase Price will be delivered to the Company until the Investor has received the Offering Information and the Company has accepted such offer by countersigning a copy of the Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or a Placement Agent on behalf of the Company) sending (orally, in writing or by electronic mail) notice of its acceptance of such offer. Any indication of interest will involve no obligation or commitment of any kind until the Investor has been delivered the Offering Information and this Agreement is accepted and countersigned by or on behalf of the Company.

           (k)       The Investor, if outside the United States, will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Securities or has in its possession or distributes any offering material, in all cases at its own expense.

10.       Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Investor upon exercise of the Warrant shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Investor and its Affiliates (as such term is defined in the Warrant) and any other Persons (as such term is defined in the Warrant) whose beneficial ownership of Common Stock would be aggregated with the Investor’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

11.       Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Securities being purchased and the payment therefor. The Placement Agents shall be third party beneficiaries with respect to representations, warranties and agreements of the Investor in Section 9 hereof.

12.       This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

13.       In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

14.       This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

15.       This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission).

16.       The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission), shall constitute written confirmation of the Company’s sale of Securities to such Investor.

17.       In the event that the Placement Agreement is terminated by the Lead Placement Agent pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto.

18.       This Agreement constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

INVESTOR SIGNATURE PAGE

Number of Shares:

Number of Warrants:
(such number to be equal to 50% of the number of Shares being purchased by the Investor)

Purchase Price Per Unit: $

Aggregate Purchase Price: $

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of:                                        , 2007

INVESTOR

By:

Print Name:

Title:

Name that Securities are to be registered:

Mailing Address:

Taxpayer Identification Number:

Manner of Settlement: DVP (see Exhibit A for explanation and instructions)

Agreed and Accepted this ____ day of ______________ 2007:

DELCATH SYSTEMS, INC.

By:
Name:
Title:

Sales of the Securities purchased hereunder were made pursuant to a registration statement or in a transaction in which a final prospectus would have been required to have been delivered in the absence of Rule 172 promulgated under the Securities Act.

Exhibit A

TO BE COMPLETED BY INVESTOR

SETTLING VIA DVP

Delivery versus payment (“DVP”) through DTC (i.e., the Company shall deliver Shares registered in the Investor’s name and address as set forth on the Signature Page of the Agreement to which this Exhibit A is attached and released by American Stock Transfer & Trust Company, the Company’s transfer agent, to the Investor at the Closing directly to the account(s) at the Placement Agents identified by the Investor and simultaneously therewith payment shall be made from such account(s) to the Company through DTC). NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THE AGREEMENT TO WHICH THIS EXHIBIT A IS ATTACHED BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	NOTIFY THE PLACEMENT AGENT OF THE ACCOUNT OR ACCOUNTS AT THE PLACEMENT AGENT TO BE CREDITED WITH THE SHARES BEING PURCHASED BY SUCH INVESTOR, AND

(II)

CONFIRM THAT THE ACCOUNT OR ACCOUNTS AT THE PLACEMENT AGENT TO BE CREDITED WITH THE SHARES BEING PURCHASED BY THE INVESTOR HAVE A MINIMUM BALANCE EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR.

If the Shares are to be further credited to an account held elsewhere than at the Placement Agents, please complete the information requested below in order to facilitate such further credit:

Name of DTC Participant (broker-dealer at
which the account or accounts to be credited
with the Shares are maintained)

DTC Participant Number

Name of Account at DTC Participant being
credited with the Shares

Account Number at DTC Participant being
credited with the Shares

Address for Notice and Delivery of Warrants

Facsimile:

Attention:

Exhibit B

FORM OF WARRANT

Form of Warrant

          THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN SECTION 3 HEREOF.

DELCATH SYSTEMS, INC.

WARRANT

Warrant No. ______	Original Issue Date: September __, 2007
(“Issue Date”)

          DELCATH SYSTEMS, INC., a Delaware corporation (the “Company”), hereby certifies that, for value received, ___________or its permitted registered assigns (the “Holder”), is entitled to purchase from the Company up to a total of ________shares of common stock, $0.01 par value (the “Common Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price equal to $4.53 per share (as adjusted from time to time as provided herein, the “Exercise Price”), at any time and from time to time on or after the date occurring six months after the Closing Date (the “Trigger Date”) and through and including September ___, 2012 (the “Expiration Date”), and subject to the following terms and conditions:

          This Warrant is one of a series of warrants issued pursuant to those certain Subscription Agreements, each dated September 18, 2007, by and between the Company and each of the purchasers identified therein (the “Subscription Agreements”). All such warrants are referred to herein, collectively, as the “Warrants.” The original issuance of the Warrants by the Company pursuant to the Subscription Agreements has been registered pursuant to a Registration Statement on Form S-3 (File No. 333-143280) (together with any registration statement filed by the Company pursuant to Rule 462(b) under the Securities Act, the “Registration Statement”).

          1.     Definitions. In addition to the terms defined elsewhere in this Warrant, capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Subscription Agreements.

          “Affiliate” of a person means a person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

          “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

          “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          “Trading Day” means any day on which trading of the Common Stock occurs on the applicable Trading Market.

          “Trading Market” means the NASDAQ Capital Market or, if the Company’s Common Stock is not then listed on the NASDAQ Capital Market, then such exchange or quotation system on which the Common Stock then primarily trades.

          “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the applicable Trading Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 15(b) hereof. All such determinations shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.

          2.     List of Warrant Holders. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any registered assignee to which this Warrant is permissibly assigned hereunder from time to time). The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

          3.     List of Transfers; Restrictions on Transfer.

                  (a)     This Warrant and the Warrant Shares are subject to the restrictions on transfer set forth in this Section 3.

                  (b)     The Company shall register any such transfer of all or any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto duly completed and signed, to the Company at its address specified herein. Upon any such registration or transfer, a new Warrant to purchase Common Stock, in substantially the form of this Warrant (any such new Warrant, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to the transferee and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Warrant by the transferee thereof shall be deemed the

2

acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant.

                  (c)     If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be registered pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such transfer (i) that the Holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such transfer may be made without registration under the Securities Act and under applicable state securities or blue sky laws, (ii) that the Holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

          4.     Exercise and Duration of Warrants.

                  (a)     All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by Section 10 hereof at any time and from time to time on or after the Trigger Date and through and including the Expiration Date. Subject to Section 11 hereof, at 5:00 p.m., New York City time, on the Expiration Date, the portion of this Warrant not exercised prior thereto shall be and become void and of no value and this Warrant shall be terminated and no longer outstanding. In addition, if cashless exercise would be permitted under Section 10(b) hereof, then all or part of this Warrant may be exercised by the registered Holder utilizing such cashless exercise provisions at any time, or from time to time, on or after the Trigger Date and through and including the Expiration Date.

                  (b)     The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached hereto (the “Exercise Notice”), completed and duly signed, and (ii) if such Holder is not utilizing the cashless exercise provisions set forth in this Warrant, payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised. The date such items are delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares.

          5.     Delivery of Warrant Shares.

                  (a)     Upon exercise of this Warrant, the Company shall promptly (but in no event later than three Trading Days after the Exercise Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate (provided that, if the Registration Statement is not then effective and the Holder directs the Company to deliver a certificate for the Warrant Shares in a name other than that of the Holder or an Affiliate of the Holder, it shall deliver to the Company on the Exercise

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Date an opinion of counsel reasonably satisfactory to the Company to the effect that the issuance of such Warrant Shares in such other name may be made pursuant to an available exemption from the registration requirements of the Securities Act and all applicable state securities or blue sky laws), a certificate for the Warrant Shares issuable upon such exercise, free of restrictive legends unless the Registration Statement is not then effective or the Warrant Shares are not freely transferable without volume restrictions pursuant to Rule 144(k) under the Securities Act. The Holder, or any Person permissibly so designated by the Holder to receive Warrant Shares, shall be deemed to have become the holder of record of such Warrant Shares as of the Exercise Date. If the Warrant Shares can be issued without restrictive legends, the Company shall, upon the written request of the Holder, use its best efforts to deliver, or cause to be delivered, Warrant Shares hereunder electronically through the Depository Trust and Clearing Corporation or another established clearing corporation performing similar functions, if available; provided, that, the Company may, but will not be required to, change its transfer agent if its current transfer agent cannot deliver Warrant Shares electronically through the Depository Trust and Clearing Corporation.

                  (b)     If by the close of the third Trading Day after delivery of an Exercise Notice, duly completed and executed by the Holder, the Company fails to deliver to the Holder a certificate representing the required number of Warrant Shares in the manner required pursuant to Section 5(a) hereof, and if after such third Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall, within three Trading Days after the Holder’s request, and in the Holder’s sole discretion, either (i) pay in cash to the Holder an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Warrant Shares) shall terminate or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Warrant Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Warrant Shares, times (B) the closing bid price on the date of the event giving rise to the Company’s obligation to deliver such certificate.

                  (c)     To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

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          6.     Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

          7.     Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and customary and reasonable indemnity (which shall not include a surety bond), if requested. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

          8.     Reservation of Warrant Shares. The Company covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 9 hereof). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

          9.     Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

                  (a)     Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such

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dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

                  (b)     Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (in each case, “Distributed Property”), then, upon any exercise of this Warrant that occurs after the record date fixed for determination of stockholders entitled to receive such distribution, the Holder shall be entitled to receive, in addition to the Warrant Shares otherwise issuable upon such exercise (if applicable), the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to such record date.

                  (c)     Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the shareholders of the Company as of immediately prior to the transaction own less than a majority of the outstanding stock of the surviving entity, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction that is (1) an all cash transaction, (2) a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (3) a Fundamental Transaction involving a person or entity not traded on a national securities exchange, the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market, the Company or any successor entity shall pay at the Holder’s option, exercisable at any time concurrently with or within 30 days after the consummation of the Fundamental Transaction, an amount of cash equal to the value of this Warrant as determined in accordance with the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. using (i) a price per share of Common Stock equal to the VWAP of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant

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as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the 100 day volatility obtained from the “HVT” function on Bloomberg L.P. determined as of the Trading Day immediately following the public announcement of the applicable Fundamental Transaction. The provisions of this paragraph (c) shall similarly apply to subsequent transactions analogous to a Fundamental Transaction.

                  (d)     Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to paragraph (a) of this Section 9, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the adjusted number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

                  (e)     Calculations. All calculations under this Section 9 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

                  (f)     Adjustment upon issuance of shares of Common Stock. The Exercise Price and the number of Warrant Shares shall be adjusted from time to time if and whenever on or after the Issue Date, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price. Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Shares shall be adjusted to the number of shares of Common Stock determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For purposes of determining the adjusted Exercise Price under this Section 9(f), the following shall be applicable:

(i)     Issuance of Options. If the Company in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 9(f)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common

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Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii)     Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 9(f)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price or number of Warrant Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 9(f), no further adjustment of the Exercise Price or number of Warrant Shares shall be made by reason of such issue or sale.

(iii)     Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, then the Exercise Price and the number of Warrant Shares in effect at the time of such increase or decrease shall be adjusted to the Exercise Price and the number of Warrant Shares which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 9(f)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 9(f) shall be made if such adjustment would result in an increase of the Exercise Price then in effect or a decrease in the number of Warrant Shares.

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(iv)     Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Weighted Average Price of such security on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v)     Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vi)     If the Company has not obtained shareholder approval that may be required under applicable law, rules or regulations, then the Company may not issue upon exercise of this Warrant a number of shares of Common Stock, which, when aggregated with any shares of Common Stock issued upon prior exercise of this or any other Warrant issued pursuant to the Subscription Agreements, would exceed 3,719,814, subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of the Issue Date (such number of shares,

9

the "Issuable Maximum"). The holder hereof and the holders of the other Warrants issued pursuant to the Subscription Agreements shall be entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the Holder's original aggregate Purchase Price by (y) the aggregate original aggregate Purchase Price of all holders pursuant to the Subscription Agreements. In addition, the Holder may allocate its pro-rata portion of the Issuable Maximum among Warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a purchaser no longer holds any Warrants and the amount of shares issued to such purchaser pursuant to its Warrants was less than such purchaser's pro-rata share of the Issuable Maximum. This provision shall only limit the number of Warrant Shares issuable hereunder, not the Exercise Price which shall have no limit or floor on adjustments.

(vii) For purposes of this Section 9(f), the following shall not be deemed issuances of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock or any options, warrants or other rights to acquire shares of Common Stock: options exercisable for shares of Common Stock issued pursuant to any duly adopted stock option plan of the Company including the Company’s 2000 Stock Option Plan, 2001 Stock Option Plan and 2004 Stock Incentive Plan.

                  (g)     Adjustment upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Issue Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced and the number of Warrant Shares will be proportionately increased. If the Company at any time on or after the Issue Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination will be proportionately increased and the number of Warrant Shares will be proportionately decreased. Any adjustment under this Section 9(g) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (h)     Other Events. If any event occurs of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price and the number of Warrant Shares so as to protect the rights of the Holder; provided that no such adjustment pursuant to this Section 9(h) will increase the Exercise Price then in effect or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 9.

                  (i)     De Minimis Adjustments. No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 in such price; provided, however, that any adjustment which by reason of this Section 9(i) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 9. All calculations under this Section 9 shall be made by the Company in good faith

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and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable. No adjustment need be made for a change in the par value or no par value of the Company’s Common Stock.

                  (j)     Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the American Stock Transfer & Trust Company, the transfer agent of the Company.

                  (k)     Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then, except if such notice and the contents thereof shall be deemed to constitute material non-public information, the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction at least 10 Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all reasonable steps to give Holder the practical opportunity to exercise this Warrant prior to such time; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

          10.     Payment of Exercise Price. The Holder may pay the Exercise Price in one of the following manners:

                   (a)     Cash Exercise. The Holder may deliver immediately available funds; or

                   (b)     Cashless Exercise. If an Exercise Notice is delivered at a time when the Registration Statement (or, in lieu thereof, a resale registration statement on Form S-3 covering the resale of the Warrant Shares) is not then effective, then the Holder may notify the Company in an Exercise Notice of its election to utilize cashless exercise, in which event the Company shall issue to the Holder the number of Warrant Shares determined as follows:

	X =	Y [(A-B)/A]

where

	X =	the number of Warrant Shares to be issued to the Holder

	Y =	the number of Warrant Shares with respect to which this Warrant is being exercised

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A =	the average of the Closing Prices for the five Trading Days immediately prior to (but not including) the Exercise Date.

B =	the Exercise Price.

          For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in a cashless exercise transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

          If, but only if, at any time after the Trigger Date there is no effective Registration Statement registering the Warrant Shares, the Company shall use its best efforts to file a new Registration Statement on Form S-3 pursuant to General Instruction I.B.4(a)(3) (including compliance with General Instruction I.B.4(b) and I.B.4(c) as required thereby) registering the Warrant Shares issuable upon exercise of the Warrant.

          11.     Limitations on Exercise.

                    (a)     Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this Section 11(a) and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this Section 11(a). The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section 11(a) shall be suspended (and, except as provided below, shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation; provided, that, if, as of 5:00 p.m., New York City time, on the Expiration Date, the Company has not received written notice that the shares of Common Stock may be issued in compliance with such limitation, the Company’s obligation to issue such shares shall terminate. This provision shall not restrict the number of shares of Common Stock that a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9 hereof. By written notice to the Company, the Holder may waive the provisions of this Section 11(a) but any such waiver will not be effective until the 61st day after such notice is delivered to the Company, nor will any such waiver effect any other Holder. This provision shall not apply to Holders who, together with Affiliates, as of the Closing Date beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated

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thereunder) in excess of 5% of the total number of issued and outstanding shares of Common Stock.

                    (b)     Notwithstanding anything to the contrary contained herein, the number of Warrant Shares that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this Section 11(b) and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this Section 11(b). The Company’s obligation to issue shares of Common Stock in excess of the limitation referred to in this Section 11(b) shall be suspended (and, except as provided below, shall not terminate or expire notwithstanding any contrary provisions hereof) until such time, if any, as such shares of Common Stock may be issued in compliance with such limitation; provided, that, if, as of 5:00 p.m., New York City time, on the Expiration Date, the Company has not received written notice that the shares of Common Stock may be issued in compliance with such limitation, the Company’s obligation to issue such shares shall terminate. This provision shall not restrict the number of shares of Common Stock that a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9 hereof. By written notice to the Company, the Holder may waive the provisions of this Section 11(b) but any such waiver will not be effective until the 61st day after such notice is delivered to the Company, nor will any such waiver effect any other Holder. This provision shall not apply to Holders who, together with Affiliates, as of the Closing Date beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) in excess of 10% of the total number of issued and outstanding shares of Common Stock.

          12.     No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the closing price of one Warrant Share as reported by the applicable Trading Market on the Exercise Date.

          13.     Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 at or prior to 5:00 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 13 on a day that is not a Trading Day or later than 5:00 p.m.

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(New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices or communications shall be: (a) if to the Company, to Delcath Systems, Inc., 600 Fifth Avenue, 23rd Floor, New York, New York 10017, Attention: Chief Executive Officer, Facsimile No.: (212) 489-2102 (or such other address as the Company shall indicate in writing in accordance with this Section 13) or (b) if to the Holder, to the address or facsimile number appearing on the Warrant Register (or such other address as the Company shall indicate in writing in accordance with this Section 13).

          14.     Warrant Agent. The Company shall serve as warrant agent under this Warrant. Upon 30 days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

          15.     Miscellaneous.

                    (a)     This Warrant shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

                    (b)     All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of this Warrant and the transactions herein contemplated (“Proceedings”) (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by

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applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Warrant or the transactions contemplated hereby. If either party shall commence a Proceeding to enforce any provisions of this Warrant, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

                  (c)     The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

                  (d)     In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

                  (e)     Prior to exercise of this Warrant, the Holder hereof shall not, by reason of by being a Holder, be entitled to any rights of a stockholder with respect to the Warrant Shares

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,
SIGNATURE PAGE FOLLOWS]

15

          IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by its authorized officer as of the date first indicated above.

DELCATH SYSTEMS, INC.
By:
Name: Title:

16

EXERCISE NOTICE

DELCATH SYSTEMS, INC.

WARRANT NO. ___DATED SEPTEMBER ___, 2007

Ladies and Gentlemen:

(1)     The undersigned hereby elects to exercise the above-referenced Warrant with respect to ____________ shares of Common Stock. Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2)     The Holder intends that payment of the Exercise Price shall be made as (check one):

          ☐      Cash Exercise under Section 10(a)

          ☐      Cashless Exercise under Section 10(b)

(3)     If the Holder has elected a Cash Exercise, the holder shall pay the sum of $___ to the Company in accordance with the terms of the Warrant.

(4)     Pursuant to this Exercise Notice, the Company shall deliver to the Holder the number of Warrant Shares determined in accordance with the terms of the Warrant.

(5)     By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that in giving effect to the exercise evidenced hereby the Holder will not beneficially own in excess of the number of shares of Common Stock (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934) permitted to be owned under Section 11 of this Warrant to which this notice relates.

HOLDER:

(Print name)
By:
Title:

WARRANT ORIGINALLY ISSUED SEPTEMBER ___, 2007
WARRANT NO. ____

FORM OF ASSIGNMENT

To be completed and signed only upon transfer of Warrant

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto __________ the right represented by the within Warrant to purchase __________ shares of Common Stock to which the within Warrant relates and appoints __________ attorney to transfer said right on the books of the Company with full power of substitution in the premises.

Dated:	TRANSFEROR:

(Print Name)
By:
Title:
TRANSFEREE:
(Print Name)
(Address of Transferee)

In the presence of: